Exhibit-99.1

Bank of South Carolina Corporation Announces Annual and Fourth Quarter Earnings

CHARLESTON, S.C., Jan. 14, 2021 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $6,460,631 or $1.17 and $1.14 basic and diluted per share, respectively, for the year ended December 31, 2020 – a decrease of $857,802 or 11.72% from earnings for the year ended December 31, 2019 of $7,318,433 or $1.33 and $1.31 basic and diluted per share, respectively. Earnings for the three months ended December 31, 2020 decreased $38,323 or 2.16% to $1,735,206 compared to $1,773,529 for the three months ended December 31, 2019. Returns on average assets and average equity for the year ended December 31, 2020 were 1.28% and 11.93%, respectively, compared with 2019 returns on average assets and average equity of 1.66% and 14.86%, respectively.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "In spite of the ongoing pandemic, dramatic reduction in interest rates, and the operating expenses of a new banking office, we were able to meet and then exceed our profit plan for the year. 2020 was a most unusual and operationally challenging year; yet, we met each disruption and roadblock head on to prove our resiliency and agility. The combined efforts of all of our employees resulted in more accounts being opened in 2020 than 2019 and our third most profitable year in our 33+ year history. The company's financial performance continues to be strong. Our employees remain focused on service and we look forward to meeting the challenges of 2021."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) December 31, 2020	(Unaudited) December 31, 2019

BKSC Common Stock Shares Outstanding	5,520,469	5,530,001
Book Value Per Share	$ 9.96	$ 9.25
Total Assets	$ 532,494,599	$ 445,012,521

Three Months Ending

Net Income	$ 1,735,206	$ 1,773,529

Basic Earnings Per Share	$ 0.31	$ 0.32
Diluted Earnings Per Share	$ 0.31	$ 0.32

Basic Weighted Average Shares Outstanding	5,520,272	5,530,001
Diluted Weighted Average Shares Outstanding	5,673,339	5,595,844

	(Unaudited) December 31, 2020	(Unaudited) December 31, 2019
Twelve Months Ending

Net Income	$ 6,460,631	$ 7,318,433
Basic Earnings Per Share	$ 1.17	$ 1.33
Diluted Earnings Per Share	$ 1.14	$ 1.31

Weighted Average Shares
Basic Weighted Average Shares Outstanding	5,526,948	5,522,025
Diluted Weighted Average Shares Outstanding	5,678,543	5,588,090

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500